Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 12235 El Camino Real San Diego, California 92130-3002 o: 650.350-2300 f: 650.493.6811

July 25, 2025

ImmunityBio, Inc.

3530 John Hopkins Court

San Diego, California 92121

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to ImmunityBio, Inc., a Delaware corporation (the “Company”), in connection with the registration of the offer and sale of (a) 29,629,632 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”), (b) warrants to purchase 29,629,632 shares of Common Stock (the “Warrants”) and (c) the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares” and, together with the Shares and the Warrants, the “Securities”), pursuant to the Company’s Registration Statement on Form S-3ASR (File No. 333-278770), which was automatically declared effective by the Securities and Exchange Commission (the “Commission”) on April 17, 2024 (the “Registration Statement”).

The offering and sale of the Securities are being made pursuant to the Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of July 24, 2025, by and among the Company and the purchasers identified in the signature pages thereto.

We have examined copies of the Securities Purchase Agreement, the form of Warrant, the Registration Statement, the base prospectus that forms a part thereof (the “Base Prospectus”) as supplemented by the prospectus supplement dated on or about the date hereof, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations, together with the documents or portions thereof incorporated by reference therein, as modified or superseded as described therein (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). We have also examined instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (iv) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. In making our examination of documents executed or to be executed, we have assumed that the counterparties thereto, excluding the Company, have been duly incorporated or organized and are, and will continue to be, validly existing and in good standing, and have or will have the

ImmunityBio, Inc.

July 25, 2025

requisite legal status and legal capacity under the laws of their respective jurisdictions of incorporation or organization and had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and, except as expressly set forth in the paragraphs below, the validity and binding effect thereof on such parties.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set out below, we are of the opinion that:

1.

The Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of and in the manner contemplated by the Securities Purchase Agreement, will be validly issued, fully paid and nonassessable.

2.

The Warrants have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Securities Purchase Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

3.

The Warrant Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment of the exercise price therefor in accordance with the terms of the Warrants, will have been validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware and, solely as to the Warrants constituting valid and binding obligations of the Company, the laws of the State of New York.

Our opinion that any document is legal, valid, binding and enforceable is qualified as to:

(a)	limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally;

(b)	rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and

(c)

the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law.

In addition, we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants. For purposes of our opinion in paragraph 2, we have assumed the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the Common Stock.

ImmunityBio, Inc.

July 25, 2025

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about the date hereof, for incorporation by reference into the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation